Exhibit 99.1
NEWS RELEASE

CONTACTS:	Lawrence E. Hyatt Chief Financial Officer O’Charley’s Inc. (615) 782-8818	Gene Marbach Investor Relations Makovsky + Company (212) 508-9600
O’CHARLEY’S NAMES JEFFREY D. WARNE PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Philip J. Hickey Jr. Elected Chairman of the Board of Directors
NASHVILLE, Tenn. (June 4, 2009) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual dining company, today announced that it has named Jeffrey D. Warne as its president and chief executive officer, effective immediately. Warne, who served as president of the O’Charley’s concept, was also appointed to the board of directors, increasing the total number of the company’s directors to eleven. The company also announced that Philip J. Hickey, a member of the board of directors since January 2009, has been elected chairman of the board.
     An executive with substantial experience in casual dining, Warne, age 48, joined the Company as president of the O’Charley’s concept in early 2006 after sixteen years with Carlson Companies, Inc. In his most recent assignment at Carlson, Warne was president and chief operating officer of Pick Up Stix. Previous assignments at Carlson included executive vice president and chief operating officer of TGI Friday’s International, and chief financial officer of Carlson Restaurants Worldwide. He holds an MBA from the University of Chicago and a BS from St. Cloud State University. Warne is a Certified Public Accountant and a Chartered Financial Analyst.
     “After conducting a nationwide search, our board concluded that Jeff Warne is the best candidate to lead the company as its new chief executive officer,” said Hickey. “He is a proven leader with a broad skill set, an impressive track record, and deep operational experience in the restaurant industry. Since he became president of the O’Charley’s concept in 2006, he has strengthened its management team, accelerated the pace of food and beverage innovation, and brought a structured and analytical approach to managing all aspects of the business. We are confident that he will build on his recent success to drive improvements in the company’s performance.”

Warne Named CEO of O’Charley’s

June 4, 2009
     “I would also like to express the board’s appreciation to Larry Hyatt for his performance as interim chief executive officer since February. We look forward to Larry’s contributions to the company’s future success in his continuing role as chief financial officer.”
     Prior to joining the board of O’Charley’s Inc., Hickey served as chief executive officer of RARE Hospitality International, Inc., the owner of LongHorn Steakhouse and The Capital Grille, from July 1998 until the sale of that company to Darden Restaurants Inc. in October 2007. He also served as chairman of the board of RARE between January 2001 and October 2007.
About O’Charley’s Inc.
O’Charley’s Inc., (NASDAQ: CHUX), headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 372 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 245 restaurants in 20 states in the Southeast and Midwest, including 233 company-owned and operated O’Charley’s restaurants, and 12 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in seven states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,” “believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking may be affected by certain risks and uncertainties, including, but not limited to, the continued deterioration in the United States economy and the related adverse effect on our sales of decreases in consumer spending; the Company’s ability to comply with the terms and conditions of its financing agreements; the Company’s ability to realize projected returns on investment from its re-branding and concept repositioning efforts; the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the effect that the phase out of Kids Eat Free has on our results of operations; the Company’s ability to successfully implement and realize projected savings from changes to its supply chain; the effect of increased competition; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.